UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024

FIBROGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36740	77-0357827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Bay Street Suite 100 #6009
San Francisco, California		94133
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 978-1200

FibroGen, Inc.
409 Illinois Street
San Francisco, California 94158

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2024, FibroGen, Inc. (“FibroGen”, or “the Company”) issued a press release announcing the appointment of David DeLucia as Chief Financial Officer (“CFO”).

Mr. DeLucia, age 36, was most recently Vice President, Financial Planning & Analysis and Investor Relations at FibroGen. Mr. DeLucia has nearly 15 years of financial leadership and experience within the life sciences industry. Prior to joining FibroGen in 2022, he held positions of increasing responsibility at TherapeuticsMD, overseeing Financial Planning and Analysis, Corporate Development, and Investor Relations. Earlier in his career, he was a buy-side investor at JP Morgan Asset Management, covering small and mid-cap healthcare companies. Mr. DeLucia holds the Chartered Financial Analyst® designation and a dual degree of Bachelor of Business Administration in Finance & Accounting and Bachelor of Science in Economics from the University of Michigan - Stephen M. Ross School of Business.

There are no arrangements or understandings between Mr. DeLucia and any other persons pursuant to which he was selected as CFO. No family relationship exists between Mr. DeLucia and any of FibroGen’s directors or executive officers. There are no related-party transactions in which Mr. DeLucia or any of his immediate family members have an interest that would require disclosure under Item 404(a) of Regulation S-K.

While serving as CFO, in the event Mr. DeLucia’s employment with the Company terminates for any reason, he will be entitled to certain unpaid and accrued payments and benefits. However, if Mr. DeLucia’s employment is terminated by the Company for “cause,” he will be entitled only to limited payments and benefits consisting primarily of earned but unpaid salary and earned but unused paid time off.

The Company will enter into its form of change-in-control severance agreement with Mr. DeLucia (the “CIC Severance Agreement”). If Mr. DeLucia’s employment is terminated by the Company without “cause” and other than due to death or disability, or he resigns for “good reason,” in either case, in connection with or within 12 months following the effective date of a change in control of the Company (“CIC Termination”), or if Mr. DeLucia’s employment is terminated by the Company without “cause” and other than due to death or disability outside the foregoing circumstances (“Ordinary Course Termination”), he will be entitled to receive the severance payments and benefits set forth below, subject to his timely execution (and non-revocation) of a release of claims in our favor within 60 days following the date of such termination of employment.

CIC Termination

•
a cash severance payment equal to 12 months of his base salary then in effect;
•
a cash severance payment equal to 0.5 times his current target bonus;
•
subject to his timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or another state law equivalent (“COBRA”), payment by us of COBRA premiums for him and his eligible dependents for a period of up to 12 months following the date of his termination of employment; and
•
all outstanding equity awards, including all outstanding stock options, restricted stock unit awards, and performance restricted stock unit awards held by him will become fully vested and exercisable as of a date immediately prior to the date of his termination of employment.

Ordinary Course Termination

•
a cash severance payment equal to 9 months of his base salary then in effect; and
•
subject to his timely election of continuation coverage under COBRA, payment by us of COBRA premiums for him and his eligible dependents for a period of up to 9 months following the date of his termination of employment.

The foregoing description of the Company’s form of CIC Severance Agreement is qualified in its entirety by reference to the full text of the Company’s form of CIC Severance Agreement which was filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2023, and is incorporated by reference herein. The Company will also enter into its standard form indemnification agreement with Mr. DeLucia, which was filed as Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (File No. 333-199069) filed with the SEC on October 23, 2014, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release titled "FibroGen Appoints David DeLucia as Chief Financial Officer" dated December 16, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIBROGEN, INC.

Date:	December 16, 2024	By:	/s/ John Alden
John Alden VP, Legal